Exhibit 4.7
WELLS FARGO & COMPANY

CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151(g) of the
General Corporation Law
of the State of Delaware

7.50% NON-CUMULATIVE PERPETUAL CONVERTIBLE
CLASS A PREFERRED STOCK, SERIES L
(Without Par Value)

          WELLS FARGO & COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, which authorizes the issuance of not more than 20,000,000 shares of Preferred Stock, without par value, and pursuant to authority conferred upon the Securities Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on [•], 2008, in accordance with Section 141(f) of the General Corporation Law:
          RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated October 2, 2008, the provisions of the Restated Certificate of Incorporation, the By-laws of the Corporation and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
          Section 1. Designation. The shares of such series of Preferred Stock shall be designated 7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, with no par value and a liquidation preference of $1,000 per share (hereinafter referred to as the “Series L Preferred Stock”). Each share of Series L Preferred Stock shall be identical in all respects to every other share of Series L Preferred Stock. Series L Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation.
          Section 2. Number of Shares. The authorized number of shares of Series L Preferred Stock shall be 4,025,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series L Preferred Stock then outstanding) by the board of directors.

Shares of Series L Preferred Stock that are converted in accordance with the terms hereof, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series L Preferred Stock.
          Section 3. Definitions. As used herein with respect to Series L Preferred Stock:
          “Applicable Conversion Price” at any given time means, for each share of Series L Preferred Stock, the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.
          “Applicable Conversion Rate” means the Conversion Rate in effect at any given time.
          “Base Price” has the meaning set forth in Section 13(d)(i).
          “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Charlotte, North Carolina or New York, New York are not authorized or obligated by law, regulation or executive order to close.
          “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.
          “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on that date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange or securities exchange in the European Economic Area on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange or securities exchange in the European Economic Area on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange or securities exchange in the European Economic Area, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm (unaffiliated with the Corporation) retained by the Corporation for this purpose. The “Closing Price” for any other share of Capital Stock shall be determined on a comparable basis, mutatis mutandis.
          For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange will govern.
          For purposes of calculating the Closing Price, if a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common securities, the Closing Price shall be based on the Closing Price of such common securities; (2) the Exchange Property consists only of cash, the Closing Price shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the Closing Price shall be based on the sum, as applicable, of (x) the Closing Price of such common securities, (y) the cash amount paid per share of Common Stock and (z) the value (as determined by the board of directors from time-to-time) of any other securities or property paid to holders of Common Stock in connection with the Reorganization Event.
          “Common Stock” means the common stock, $1-2/3 par value per share, of the Corporation.
          “Conversion Agent” means [•] acting in its capacity as conversion agent for the Series L Preferred Stock, and its successors and assigns or any other conversion agent appointed by the Corporation.
          “Conversion Date” has the meaning set forth in Section 13(a)(iv)(B).
          “Conversion Rate” means for each share of Series L Preferred Stock, 6.3814 shares of Common Stock, plus cash in lieu of fractional shares, subject to adjustment as set forth herein.
          “Current Market Price” per share of Common Stock on any date of determination means the average of the VWAP per share of Common Stock on each of the 10 consecutive VWAP Trading Days ending on the earlier of the day in question and the day before the Ex-Date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 14(a)(i) through (v).
          “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.
          “Dividend Payment Date” has the meaning set forth in Section 4(a).
          “Dividend Period” has the meaning set forth in Section 4(a).
          “Dividend Threshold Amount” has the meaning set forth in Section 14(a)(iv).
          “DTC” means The Depository Trust Company, together with its successors and assigns.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Exchange Property” has the meaning set forth in Section 15(a).
          “Ex-Date” when used with respect to any issuance or distribution, means the first date on which such shares of Common Stock or other securities trade without the right to receive an issuance or distribution with respect thereto.
          “Expiration Time” has the meaning set forth in Section 12(a)(v).
          “Expiration Date” has the meaning set forth in Section 14(a)(v).
          “Fiscal Quarter” means, with respect to the Corporation, the fiscal quarter publicly disclosed by the Corporation.
          “Fundamental Change” has the meaning set forth in Section 13(d)(i).
          “Holder” means the Person in whose name the shares of Series L Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series L Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
          “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series L Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation.
          “Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:
               (a) “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the Common Stock; or
               (b) consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case, pursuant to which the Common Stock will be converted into cash, securities, or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, Voting Shares immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of all outstanding classes of Voting Shares of the continuing or surviving Person immediately after the transaction;
provided, however that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions (as determined by the board of directors) consists of shares of common securities of a Person or American Depositary Receipts in respect of such common securities that are traded on a U.S. national securities exchange or a securities exchange in the European Economic Area or that will be traded on a U.S. national securities exchange or a securities exchange in the European Economic Area when issued or exchanged in connection with a Make-Whole Acquisition.
          “Make-Whole Acquisition Conversion” has the meaning set forth in Section 13(c)(i).
          “Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 13(c)(i).
          “Make-Whole Acquisition Effective Date” has the meaning set forth in Section 13(c)(i).
          “Make-Whole Acquisition Stock Price” means the price paid per share of Common Stock in the event of a Make-Whole Acquisition. If the holders of shares of Common Stock receive only cash in the Make-Whole Acquisition in a single per-share amount, other than with respect to appraisal and similar rights, the Make-Whole Acquisition Stock Price shall be the cash amount paid per share of Common Stock. For purposes of the preceding sentence as applied to a Make-Whole Acquisition of the type set forth in clause (a) of the definition Make-Whole Acquisition, a single price per share of Common Stock shall be deemed to have been paid only if the transaction or transactions that caused the Make-Whole Acquisition to occur was a tender offer for more than 50% of the then-outstanding Common Stock. Otherwise, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on the ten Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.
          “Make-Whole Shares” has the meaning set forth in Section 13(c)(i).
          “Mandatory Conversion Date” has the meaning set forth in Section 13(b)(iii).
          “Market Disruption Event” means any of the following events that has occurred:
          (a) change or quotation system on which the VWAP is determined pursuant to the definition of the VWAP Trading Day (a “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise relating to Common Stock or in futures or options contracts relating to the Common Stock on the Relevant Exchange;
          (b) any event (other than an event described in clause (c)) that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or
          (c) the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Stock, are traded or the closure of such Relevant Exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such Relevant Exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such Relevant Exchange for execution at the actual closing time on such day.
          “Nonpayment Event” has the meaning set forth in Section 7(a).
          “Notice of Mandatory Conversion” has the meaning set forth in Section 13(b)(iii).
          “Parity Stock” means any other class or series of stock of the Corporation that ranks on a par with Series L Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets in the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation.
          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          “Preferred Stock Directors” has the meaning set forth in Section 7(a).
          “Purchased Shares” has the meaning set forth in Section 12(a)(v).
          “Record Date” has the meaning set forth in Section 12(d), except for purposes of Section 14.
          “Reference Price” means the applicable Make-Whole Acquisition Stock Price.
          “Registrar” means [•] acting in its capacity as registrar for the Series L Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.
          “Relevant Exchange” has the meaning set forth above in the definition of Market Disruption Event.
          “Reorganization Event” has the meaning set forth in Section 15(a).
          “Series L Preferred Stock” has the meaning set forth in Section 1.
          “Trading Day” means a day on which the shares of Common Stock:

          (a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
          (b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
          “Transfer Agent” shall mean [•] acting in its capacity as transfer agent for the Series L Preferred Stock, and its successors and assigns or any other transfer agent appointed by the Corporation.
          “Voting Parity Stock” means any Parity Stock having similar voting rights as the Series L Preferred Stock.
          “Voting Shares” of a Person means shares of all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.
          “VWAP” per share of the Common Stock on any VWAP Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page WFC<equity>AQR (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant VWAP Trading Day until the close of trading on the relevant VWAP Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such VWAP Trading Days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation). The VWAP for any other share of Capital Stock shall be determined on a comparable basis, mutatis mutandis.
          “VWAP Trading Day” means, for purposes of determining a VWAP per share of Common Stock, a Business Day on which the Relevant Exchange (as defined in the definition of Market Disruption Event) is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.
          Section 4. Dividends.
               (a) Rate. Holders of Series L Preferred Stock shall be entitled to receive, if, as and when declared by the board of directors, but only out of funds legally available therefor, non-cumulative cash dividends on the liquidation preference of $1,000 per share of Series L Preferred Stock, and no more, from the date of issuance at a rate per annum equal to 7.50%, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing June 15, 2008. The term “Dividend Payment Date” means March 15, June 15, September 15 and December 15. If any date specified pursuant the preceding sentence is not a Business Day, then dividends will be payable on the first Business Day following such date and dividends shall be payable to the actual payment date and no interest or other payment shall be paid with respect of such delay. The term “Dividend Period” means each period from and including a Dividend Payment Date (or the date of issuance of the Series L Preferred Stock for the first Dividend Payment Date) to but excluding the next Dividend

Payment Date; provided that the first Dividend Period shall be deemed to have commenced on [ ]. The amount of dividends payable for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.
               (b) Non-Cumulative Dividends. Dividends on shares of Series L Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series L Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to be payable and the Corporation shall have no obligation to pay, and the holders of Series L Preferred Stock shall have no right to receive, dividends payable in respect of the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series L Preferred Stock, any Parity Stock, any Junior Stock or any other class or series of authorized preferred stock of the Corporation. Holders of Series L Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Series L Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any Dividend Payment or Dividend Payments or failure to make any Dividend Payment or Dividend Payments.
               (c) Priority of Dividends. So long as any share of Series L Preferred Stock remains outstanding and, as to any Junior Stock or Parity Stock then outstanding, unless full dividends on all outstanding shares of Series L Preferred Stock for the Dividend Period ending on or immediately prior to the dividend payment date or other payment date for such Junior Stock or Parity Stock have been paid in full or declared and set aside for payment, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on such Junior Stock (other than a dividend payable solely in Junior Stock) or on such Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, (ii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Junior Stock for or into Junior Stock, (2) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or (4) in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of such Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, and (iii) no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Parity Stock for or into Parity Stock or Junior Stock, (2) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or for or into Junior Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock or (4) in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of such Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than through the use of the proceeds of a substantially contemporaneous sale described in clause (ii)(3) or (iii)(3) above), otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series L Preferred Stock and such Parity Stock.

          When dividends are not paid in full upon the Series L Preferred Stock and any Parity Stock, dividends upon shares of the Series L Preferred Stock and such Parity Stock will be declared on a proportional basis, based upon the ratio of the amount of dividends declared on the Series L Preferred Stock and such Parity Stock to the amount that, if declared, would be full dividends (including accrued and unpaid dividends as to any Parity Stock that bears dividends on a cumulative basis) on the Series L Preferred Stock and such Parity Stock through the next succeeding applicable dividend payment date. If the board of directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of the Series L Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series L Preferred Stock shall not be entitled to participate in any such dividend.
          Section 5. Liquidation Rights.
               (a) Liquidation. In the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation, holders of Series L Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Parity Stock or class or series of securities ranking senior to or on parity with the Series L Preferred Stock upon liquidation and the rights of the Corporation’s creditors, to receive in full a liquidation preference in an amount equal to $1,000 per share, plus an amount equal to all declared and unpaid dividends for the then-current Dividend Period to the date of liquidation. The holder of Series L Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary dissolution, winding-up and liquidation of the Corporation other than what is expressly provided for in this Section 5.
               (b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference to all holders of Series L Preferred Stock and the liquidation preferences of any Parity Stock to all holders of such Parity Stock, the amounts paid to the holders of Series L Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series L Preferred Stock and all such Parity Stock.
               (c) Residual Distributions. If the applicable liquidation preference has been paid in full to all holders of Series L Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
               (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation.
          Section 6. Redemption. The shares of Series L Preferred Stock shall not be redeemable.
          Section 7. Voting Rights. The holders of Series L Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by applicable law.
               (a) Right To Elect Two Directors Upon Nonpayment Events. If after the issuance of the Series L Preferred Stock the Corporation fails to pay, or declare and set aside for payment, full dividends on the Series L Preferred Stock or any class or series of Voting Parity Stock for six Dividend Periods or their equivalent (whether or not consecutive) (a “Nonpayment Event”), the number of directors then constituting the board of directors shall automatically be increased by two and the holders of Series L Preferred Stock, voting together as a single and separate class with the holders of all outstanding shares of Voting Parity Stock, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”) by a plurality of the votes cast; provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors; and provided further that the board of directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to like voting rights).
          In the event that the holders of Series L Preferred Stock and such other holders of Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event at the Corporation’s next annual meeting of shareholders, and, except as provided below, at each subsequent annual meeting of shareholders of the Corporation.
          When dividends have been paid in full on the Series L Preferred Stock and any and all Voting Parity Stock for at least four consecutive Dividend Periods or their equivalent after a Nonpayment Event, then the right of the holders of Series L Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such rights in the case of any future Nonpayment Event), and, if and when all rights of holders of Series L Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the board of directors shall automatically be reduced accordingly.
          Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the outstanding shares of Series L Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single and separate class). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by a plurality of the votes cast by the holders of Series L Preferred Stock and Voting

Parity Stock having the voting rights described above, voting together as a single and separate class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the board of directors for a vote.
               (b) Other Voting Rights. So long as any shares of Series L Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3 % of the shares of Series L Preferred Stock at the time outstanding and entitled to vote thereon, voting separately as a single class with all other classes or series of preferred stock ranking equally with the Series L Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:
                    (i) Amendment Affecting Series L Preferred Stock. Any amendment, alteration or repeal of any provision of the certificate of incorporation or bylaws so as to adversely affect the rights, preferences, privileges or voting powers of the Series L Preferred Stock.
                    (ii) Authorization or Issuance of Senior Stock. Any amendment or alteration of any provision of the certificate of incorporation or bylaws to authorize, create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into shares of, any class or series of Capital Stock of the Corporation ranking senior to the Series L Preferred Stock with respect to either the payment of dividends or the distribution of assets in the event of any voluntary or involuntary dissolution, winding-up and liquidation of the affairs of the Corporation; or
                    (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series L Preferred Stock, or of a merger or consolidation of the Corporation with another Person, unless in each case (x) the shares of Series L Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting Person, are converted into or exchanged for preference securities of the surviving or resulting Person or a Person controlling such Person, and (y) such Series L Preferred Stock shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series L Preferred Stock, taken as a whole;
provided, however, that any authorization, creation or increase in the authorized amount of or issuance of Series L Preferred Stock or any class or series of Parity Stock or Junior Stock or any securities convertible into any class or series of Parity Stock (whether dividends payable in respect of such Parity Stock are cumulative or non-cumulative) or Junior Stock will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Series L Preferred Stock, and holders of the Series L Preferred Stock shall have no right to vote thereon.
          If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(b) would adversely affect one or more but not all series of voting preferred stock (including the Series L Preferred Stock), then only those series affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of preferred stock).
               (c) Changes for Clarification. Without the consent of the holders of Series L Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series L Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series L Preferred Stock:
                    (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or
                    (ii) to make any provision with respect to matters or questions arising with respect to the Series L Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.
               (d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series L Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the board of directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the certificate of incorporation, the bylaws, applicable law and any national securities exchange or other trading facility in which the Series L Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series L Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the holders of shares of Series L Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.
          For purposes of determining the voting rights of the holders of Series L Preferred Stock under this Section 7, each holder will be entitled to one vote for each $1,000 of liquidation preference to which his or her shares are entitled. Holders of shares of Series L Preferred Stock will be entitled to one vote for each such share of Series L Preferred Stock held by them.
          Section 8. Rank. Notwithstanding anything set forth in the certificate of incorporation or this Certificate of Designations to the contrary, the board of directors, without the vote of the holders of the Series L Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.
          Section 9. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series L Preferred Stock from time to time to such extent, in such manner, and upon such terms as the board of directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

          Section 10. Unissued or Reacquired Shares. Shares of Series L Preferred Stock not issued or which have been issued and converted in accordance with the terms hereof or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.
          Section 11. No Sinking Fund. Shares of Series L Preferred Stock are not subject to the operation of a sinking fund.
          Section 12. Right to Convert.  Each Holder shall have the right, at such Holder’s option, at any time, to convert all or any portion of such Holder’s Series L Preferred Stock into shares of Common Stock at the Applicable Conversion Rate (subject to the conversion procedures set forth in Section 13 herein) plus cash in lieu of fractional shares.
          Section 13. Conversion.
               (a) Conversion Procedures.
                    (i) Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be declared on any converted shares of Series L Preferred Stock and such shares of Series L Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 12, Section 13(b), Section 13(c), Section 13(d), Section 15 or Section 16, as applicable.
                    (ii) Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series L Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock and/or other securities issuable upon conversion), by virtue of holding shares of Series L Preferred Stock.
                    (iii) The Person or Persons entitled to receive the Common Stock and/or other securities issuable upon conversion of Series L Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or such other securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date except to the extent that all or a portion of such Common Stock is subject to the limitations set forth in Section 18. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, other securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series L Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation through book-entry transfer through the Depositary.

                    (iv) Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:
                    (A) On the Mandatory Conversion Date or applicable Conversion Date, certificates or evidence of shares in book-entry form representing shares of Common Stock shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series L Preferred Stock to the Conversion Agent if shares of the Series L Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series L Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.
                    (B) On the date of any conversion at the option of Holders pursuant to Section 12, Section 13(c) or Section 13(d), if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:
                    (1) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;
                    (2) surrender the shares of Series L Preferred Stock to the Conversion Agent;
                    (3) if required, furnish appropriate endorsements and transfer documents;
                    (4) if required, pay all transfer or similar taxes; and
                    (5) if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date.
          If a Holder’s interest is a beneficial interest in a global certificate representing Series L Preferred Stock, in order to convert a Holder must comply with clauses (3) through (5) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security.
          The date on which a Holder complies with the procedures in this clause (v) is the “Conversion Date.”
                    (C) Conversion Agent shall, on a Holder’s behalf, convert the Series L Preferred Stock into shares of Common Stock and/or cash, other securities or other property (involving payments of cash in lieu of fractional shares), in accordance with the terms of the notice delivered by such Holder described in clause (B) above. If a Conversion Date on which a Holder elects to convert Series L Preferred Stock is prior to the Record Date relating to any declared dividend for the Dividend

Period, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series L Preferred Stock or the Mandatory Conversion Date is after the Record Date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend. Notwithstanding the preceding sentence, if the Conversion Date is after the Record Date and prior to the Dividend Payment Date, whether or not such Holder was the Holder of record on the Record Date, the Holder must pay to the Conversion Agent upon conversion of the shares of Series L Preferred Stock an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series L Preferred Stock being converted, unless the Holder’s shares of Series L Preferred Stock are being converted pursuant to Section 13(b), Section 13(c) or Section 13(d).
               (b) Mandatory Conversion at the Corporation’s Option.
                    (i) On or after March 15, 2013, the Corporation may, at its option, at any time or from time to time, cause some or all of the Series L Preferred Stock to be converted into shares of Common Stock at the Applicable Conversion Rate if, for 20 Trading Days during any period of 30 consecutive Trading Days, including the last Trading Day of such period, the Closing Price of the Common Stock exceeds 130% of the Applicable Conversion Price of the Series L Preferred Stock. The Corporation will provide Notice of Mandatory Conversion as set forth in Section 13(b)(iii) within three Trading Days after the end of the 30 consecutive Trading Day period.
                    (ii) If the Corporation elects to cause less than all of the Series L Preferred Stock to be converted under clause (i) above, the Conversion Agent will select the Series L Preferred Stock to be converted by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by the Depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series L Preferred Stock is then traded or quoted). If the Conversion Agent selects a portion of a Holder’s Series L Preferred Stock for partial conversion at the Corporation’s option and such Holder converts a portion of its shares of Series L Preferred Stock at the same time, the portion converted at such Holder’s option will reduce the portion selected for conversion at the Corporation’s option under this Section 13(b).
                    (iii) If the Corporation exercises the optional conversion right described in this Section 13(b), the Corporation shall give notice (such notice a “Notice of Mandatory Conversion”) by (i) providing a notice of such conversion by first class mail to each Holder of record for the shares of Series L Preferred Stock to be converted or (ii) issuing a press release and making this information available on its website. The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”), not less than 10 days, and not more than 20 days, after the date on which the Corporation provides the Notice of Mandatory Conversion. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:
                    (A) the Mandatory Conversion Date;

                         (B) the number of shares of Common Stock to be issued upon conversion of each share of Series L Preferred Stock; and
                         (C) the aggregate number of shares of Series L Preferred Stock to be converted.
                    (c) Conversion upon Make-Whole Acquisition.
                         (i) In the event of a Make-Whole Acquisition occurring prior to a Mandatory Conversion Date or Conversion Date, each Holder shall have the option to convert its shares of Series L Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock (the “Make-Whole Shares”) as set forth in clause (ii) below.
                         (ii) The number of Make-Whole Shares per share of Series L Preferred Stock shall be determined by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:
Make-Whole Acquisition Stock Price

Effective Date	$120.54	$125.57	$138.12	$150.68	$156.71	$175.79	$203.72	$226.02	$251.13	$301.36	$401.81	$502.26

April 17, 2008	1.9153	1.8855	1.5191	1.1110	0.9497	0.6471	0.3962	0.2847	0.2091	0.1354	0.0757	0.0458
March 15, 2009	1.9153	1.8775	1.5052	1.0951	0.9437	0.6331	0.3763	0.2588	0.1852	0.1175	0.0697	0.0438
March 15, 2010	1.9153	1.8397	1.4913	1.0871	0.9378	0.6073	0.3365	0.2210	0.1533	0.0956	0.0577	0.0358
March 15, 2011	1.9153	1.7899	1.4694	1.0731	0.9238	0.5794	0.2887	0.1712	0.1075	0.0657	0.0398	0.0259
March 15, 2012	1.9153	1.7561	1.4355	1.0652	0.9139	0.5356	0.2051	0.0896	0.0458	0.0299	0.0199	0.0119
March 15, 2013	1.9153	1.6704	1.4275	1.0592	0.9119	0.5097	0.0916	0.0000	0.0000	0.0000	0.0000	0.0000

Thereafter	1.9153	1.6704	1.4275	1.0592	0.9119	0.5097	0.0916	0.0000	0.0000	0.0000	0.0000	0.0000
                         (A) The exact Make-Whole Acquisition Stock Prices and Make-Whole Acquisition Effective Dates may not be set forth in the table, in which case:
                         (1) if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts in the table or the Make-Whole Acquisition Effective Date is between two dates in the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;
                         (2) if the Make-Whole Acquisition Stock Price is in excess of $502.26 per share (subject to adjustment pursuant to Section 14), no Make-Whole Shares will be issued upon conversion of the Series L Preferred Stock; and

                    (3) if the Make-Whole Acquisition Stock Price is less than $120.54 per share (subject to adjustment pursuant to Section 14), no Make-Whole Shares will be issued upon conversion of the Series L Preferred Stock.
                    (B) The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 14 hereof and shall be adjusted as of any date the Conversion Rate is adjusted. The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 14.
                    (iii) On or before the twentieth day prior to the date the Corporation anticipates being the effective date for the Make-Whole Acquisition or within two business days of becoming aware of a Make-Whole Acquisition of the type set forth in clause (a) of the definition Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
                    (A) the anticipated effective date or effective date of the Make-Whole Acquisition; and
                    (B) the date, which shall be 30 days after the Make-Whole Acquisition Effective Date, by which a Make-Whole Acquisition Conversion must be exercised.
                    (iv) On the Make-Whole Acquisition Effective Date or as soon as practicable thereafter, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
                    (A) the date that shall be 30 days after the Make-Whole Acquisition Effective Date;
                    (B) the number of Make-Whole Shares;
                    (C) the amount of cash, securities and other consideration receivable by a Holder of Series L Preferred Stock upon conversion; and
                    (D) the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition.
                    (v) To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the

Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under clause (iv) above, comply with the procedures set forth in Section 13(a)(iv)(B).
                    (vi) If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option in accordance with the provisions specified in this Section 13(c), the shares of Series L Preferred Stock or successor security held by it shall remain outstanding (unless otherwise converted as provided herein), and the Holder will not be eligible to receive Make-Whole Shares.
                    (vii) Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 13(a)(iv) above, deliver to the Holder such cash, securities or other property as are issuable with respect to Make-Whole Shares in the Make-Whole Acquisition.
                    (viii) In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Series L Preferred Stock or a successor security representing less than all the shares of Series L Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition Conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series L Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.
               (d) Conversion Upon Fundamental Change.
                    (i) If the Reference Price in connection with a Make-Whole Acquisition is less than $120.54 (a “Fundamental Change”), a Holder may elect to convert each share of Series L Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted conversion price equal to the greater of (1) the Reference Price and (2) $60.27, subject to adjustment as described in clause (ii) below (the “Base Price”). If the Reference Price is less than the Base Price, Holders will receive a maximum of 16.5916 shares of Common Stock per share of Series L Preferred Stock converted, subject to adjustment as a result of any adjustment to the Base Price described in clause (ii) below.
                    (ii) The Base Price shall be adjusted as of any date the Conversion Rate of the Series L Preferred Stock is adjusted pursuant to Section 14. The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Conversion Rate adjustment and the denominator of which is the Conversion Rate as so adjusted.
                    (iii) In lieu of issuing Common Stock upon conversion in the event of a Fundamental Change, the Corporation may at its option, and if it obtains any necessary regulatory approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.

                    (iv) On or before the twentieth day prior to the date the Corporation anticipates being the effective date for the Fundamental Change or within two business days of becoming aware of the Fundamental Change if it is a Make-Whole Acquisition of the type set forth in clause (a) of the definition Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
                    (A) the anticipated effective date of the Fundamental Change; and
                    (B) the date, which shall be 30 days after the anticipated effective date of a Fundamental Change, by which a Fundamental Change conversion must be exercised.
                    (v) On the effective date of a Fundamental Change or as soon as practicable thereafter, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
                    (A) the date that shall be 30 days after the effective date of the Fundamental Change;
                    (B) the adjusted conversion price following the Fundamental Change;
                    (C) the amount of cash, securities and other consideration received by a Holder of Series L Preferred Stock upon conversion; and
                    (D) the instructions a Holder must follow to exercise its conversion option in connection with such Fundamental Change.
                    (vi) To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the conversion option upon the Fundamental Change must be exercised as specified in the notice delivered under clause (v) above, comply with the procedures set forth in Section 13(a)(v)(B) and indicate that it is exercising the Fundamental Change conversion option.
                    (vii) If a Holder does not elect to exercise its conversion option upon a Fundamental Change in accordance with the provisions specified in this Section 13(d), the shares of Series L Preferred Stock or successor security held by it shall remain outstanding (unless otherwise converted as provided herein) and the Holder will not be eligible to convert its shares pursuant to this Section 13(d).
                    (viii) Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 13(a)(iv), deliver to the Holder such cash, securities or other property as are issuable with respect to the adjusted conversion price following the Fundamental Change.

                    (ix) In the event that a conversion upon a Fundamental Change is effected with respect to shares of Series L Preferred Stock or a successor security representing less than all the shares of Series L Preferred Stock or a successor security held by a Holder, upon such conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series L Preferred Stock or such successor security held by the Holder as to which a conversion upon a Fundamental Change was not effected.
          Section 14. Anti-Dilution Adjustments.
               (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:
                    (i) The issuance of Common Stock as a dividend or distribution to all holders of Common Stock or a subdivision or combination of Common Stock (other than in connection with a Reorganization Event), in which event the Conversion Rate will be adjusted based on the following formula:
     CR 1 = CR0 x (OS 1 / OS0)
     where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event
          Notwithstanding the foregoing, (1) no adjustment will be made for the issuance of Common Stock as a dividend or distribution to all holders of Common Stock that is made in lieu of a quarterly or annual cash dividend or distribution to such holders, to the extent such dividend or distribution does not exceed the applicable Dividend Threshold Amount (with the amount of any such dividend or distribution equaling the number of such shares being issued multiplied by the average of the VWAP of the Common Stock over each of the five consecutive VWAP Trading Days prior to the Ex-Date for such dividend or distribution) and (2) in the event any dividend, distribution, subdivision or combination that is the subject of this Section 14(a)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the board of directors publicly announces its decision not to pay or make such dividend or distribution or effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.
                    (ii) The issuance to all holders of Common Stock of certain rights or warrants (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a Reorganization Event) entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of

Common Stock (or securities convertible into Common Stock) at less than (or having a conversion price per share less than) the Current Market Price as of the Record Date, in which event each Conversion Rate will be adjusted based on the following formula:
     CR 1 = CR0 x [(OS0 + X) / (OS0 + Y)]
     where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants (or upon conversion of such securities)

Y	=	the number of shares equal to the quotient of the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities paid upon conversion) divided by the average of the VWAP of the Common Stock over each of the ten consecutive VWAP Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights or warrants
          Notwithstanding the foregoing, (1) in the event that such rights or warrants described in this Section 14(a)(ii) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the board of directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared and (2) to the extent that such rights or warrants are not exercised prior to their expiration or shares of the Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.
          In determining the aggregate price payable for such shares of the Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and the value of such consideration (if other than cash, to be determined by the board of directors). If an adjustment to the Conversion Rate may be required pursuant to this Section 14(a)(ii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required pursuant to this Section 14(a)(ii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 14(a)(ii).
                    (iii) The dividend or other distribution to all holders of Common Stock of shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clauses (a)(i) or (a)(ii) above or (a)(iv) below, any dividend or distribution in connection with a Reorganization Event or any spin-off to which the provisions set forth below in this clause (a)(iii) apply) in which event the Conversion Rate will be adjusted based on the following formula:
     CR 1 = CR0 x [SP0 / (SP0 – FMV)]
     where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price as of the Record Date

FMV	=	the fair market value (as determined by the board of directors) on the Record Date of the shares of capital stock of the Corporation, evidences of indebtedness or assets so distributed, applicable to one share of Common Stock
          However, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of the Corporation of, or similar equity interests in, a subsidiary or other business unit of the Corporation (i.e., a spin-off) that are, or, when issued, will be, traded on the New York Stock Exchange, the Nasdaq Stock Market or any other national or regional securities exchange or market, then the Conversion Rate will instead be adjusted based on the following formula:
     CR 1 = CR0 x [(FMV0 + MP0) / MP0]
     where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

FMV0	=	the average of the VWAP of the Capital Stock distributed to holders of Common Stock applicable to one share of Common Stock over each of the 10 consecutive VWAP Trading Days commencing on and including the third VWAP Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or over-the-counter market, or, if not so traded or quoted, the fair market value of the capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock as determined by the board of directors

MP0	=	the average of the VWAP of the Common Stock over each of the 10 consecutive VWAP Trading Days commencing on and including the third VWAP Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or over-the-counter market on which Common Stock is then traded or quoted
          Notwithstanding the foregoing, (1) if any dividend or distribution of the type described in this Section 14(a)(iii) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the board of directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate may be required under this Section 14(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 14(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 14(a)(iii).
                    (iv) The Corporation makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (a) any regular cash dividend on Common Stock to the extent that the aggregate cash dividend per share of Common Stock does not exceed $1.8835 in any fiscal quarter (the “Dividend Threshold Amount”) and (b) any consideration payable in connection with a tender or exchange offer made by the Corporation or any its subsidiaries referred to in clause (v) below, in which event, the Conversion Rate will be adjusted based on the following formula:
     CR 1 = CR0 x [SP0 / (SP0 – C)]
     where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price as of the Record Date

C	=	the amount in cash per share equal to (1) in the case of a regular quarterly dividend, the amount the Corporation distributes to holders or pays, less the Dividend Threshold Amount or (2) in any other case, the amount the Corporation distributes to holders or pays
          The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this clause (iv).
          Notwithstanding the foregoing, if any dividend or distribution of the type described in this Section 14(a)(iv) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the board of directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
                    (v) The Corporation or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer by the Corporation or a subsidiary of the Corporation for Common Stock to the extent that the cash and value (as determined by the board of directors) of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the VWAP per share of Common Stock on the VWAP Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), in which event the Conversion Rate will be adjusted based on the following formula:

     CR1 = CR0 x [(FMV + (SP1 x OS1) / (SP 1 x OS0)]
     where,

CR0	=	the Conversion Rate in effect at the close of business on the Expiration Date

CR1	=	the Conversion Rate in effect immediately after the Expiration Date

FMV	=	the fair market value (as determined by the board of directors), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) less any Purchased Shares

OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares

SP1	=	the average of the VWAP of the Common Stock over each of the ten consecutive VWAP Trading Days commencing with the VWAP Trading Day immediately after the Expiration Date.
          Notwithstanding the foregoing, if the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. If an adjustment to the Conversion Rate may be required under this Section 14(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 14(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 14(a)(v).
               (b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made prior to any conversion pursuant to Section 13(b), Section 13(c) or Section 13(d).
               (c) When No Adjustment Required.
                    (i) Except as otherwise provided in this Section 14, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing or for the repurchase of Common Stock.

                    (ii) Rights Plans. To the extent that the Corporation has a stockholders’ rights plan in effect upon conversion of the Series L Preferred Stock into Common Stock, Holders will receive, in addition to any of Common Stock deliverable and in lieu of any adjustment to the Conversion Rate, the rights under the stockholders’ rights plan, unless prior to any conversion, the rights have separated from Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if we distributed to all holders of Common Stock, shares of the Corporation’s Capital Stock, evidences of indebtedness or assets as described in Section 14(a)(iii). A further adjustment will occur as described in Section 14(a)(iii), if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.
                    (iii) No adjustment to the Conversion Rate need be made:
                    (A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan;
                    (B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries; or
                    (C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Series L Preferred Stock was first issued.
                    (iv) No adjustment to the Conversion Rate need be made for a transaction referred to in Section 14(a)(i) through (v) if Holders may participate in the transaction on a basis and with notice that the board of directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.
                    (v) No adjustment to the Conversion Rate need be made for a change in the par value or no par value of the Common Stock.
                    (vi) No adjustment to the Conversion Rate will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Common Stock.
               (d) Record Date. For purposes of this Section 14, “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors or by statute, contract or otherwise).

               (e) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 14, any subsequent event requiring an adjustment under this Section 14 shall cause an adjustment to such Conversion Rate as so adjusted.
               (f) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 14 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.
               (g) Other Adjustments. The Corporation may (but is not required to) make such increases in the Conversion Rate, in addition to those required by Section 14(a)(i) through (v), as the board of directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
          In addition to the foregoing, to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 business days, the increase is irrevocable during the period and the board of directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive.
               (h) Notice of Adjustments. Whenever a Conversion Rate is adjusted as provided under Section 14, the Corporation shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or within 15 calendar days of the date the Corporation makes an adjustment pursuant to Section 14(g):
                    (i) compute the adjusted applicable Conversion Rate in accordance with Section 14 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth the applicable Conversion Rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and
                    (ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.
               (i) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 14(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any of the Series L Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to a the conversion of the Series L Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 14.
          Section 15. Reorganization Events.
               (a) In the event of:
                    (i) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;
                    (ii) any sale, transfer, lease, or conveyance to another Person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or
                    (iii) any reclassification of the Common Stock into securities, including securities other than the Common Stock; or
                    (iv) any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 15(a), a “Reorganization Event”); each share of Series L Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party in exchange for such Common Stock (such securities, cash, and other property, the “Exchange Property”).
               (b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of the Common Stock that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above. The amount of Exchange Property receivable upon conversion of any Series L Preferred Stock in accordance with Section 12, Section 13(b), Section 13(c) or Section 13(d) hereof shall be determined based upon the then Applicable Conversion Rate.

               (c) The above provisions of this Section 15 shall similarly apply to successive Reorganization Events and the provisions of Section 14 shall apply to any shares of Capital Stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
               (d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 15.
          Section 16. Fractional Shares.
               (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series L Preferred Stock.
               (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion at the Corporation’s option pursuant to Section 13(b) hereof or any conversion at the option of the Holder pursuant to Section 12, Section 13(c) or Section 13(d) hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.
               (c) If more than one share of the Series L Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series L Preferred Stock so surrendered.
          Section 17. Reservation of Common Stock.
               (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series L Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series L Preferred Stock then outstanding, calculated assuming the Applicable Conversion Price equals the Base Price, subject to adjustment as described under Section 14. For purposes of this Section 17(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series L Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
               (b) All shares of Common Stock delivered upon conversion of the Series L Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
               (c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series L Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
               (d) The Corporation hereby covenants and agrees that, so long as the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed all the Common Stock issuable upon conversion of the Series L Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series L Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series L Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
          Section 18. Limitations on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, and subject to the last sentence of this Section 18, no holder of Series L Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to Section 12 and Section 13 hereof to the extent, but only to the extent, that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time. Any delivery of shares of Common Stock upon a purported conversion of Series L Preferred Stock shall be void and have no effect and such shares shall for all purposes continue to represent outstanding shares of Series L Preferred Stock to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to a holder upon conversion of Series L Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. Notwithstanding anything in this paragraph to the contrary, these limitations on beneficial ownership shall not be applicable to or limit the number of shares of Series L Preferred Stock to be converted as a result of a mandatory conversion by the Corporation pursuant to Section 13(b).
          Section 19. Preemptive or Subscription Rights. The Holders of Series L Preferred Stock shall not have any preemptive or subscription rights.”

          IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate of Designations to be signed by Barbara S. Brett, its Senior Vice President and Assistant Treasurer, and Laurel A. Holschuh, its Secretary, this [•] day of [•], 2008.

WELLS FARGO & COMPANY
By:
Barbara S. Brett, Senior Vice President
and Assistant Treasurer

Laurel A. Holschuh, Secretary